Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of JHD Technologies Limited. on Form S-4 of our report dated June 25, 2021, with respect to our audits of the consolidated financial statements of JHD Holdings (Cayman) Limited. as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk LLP

New York, New York
June 25, 2021